Exhibit 3.1
ARTICLES OF AMENDMENT
to
RESTATEMENT OF THE ARTICLES OF INCORPORATION
of
THE SHAW GROUP INC.
(Pursuant to Section 33 of the
Louisiana Business Corporation Law)

     The Shaw Group Inc., a Louisiana corporation (the “Corporation”), through its undersigned President and Chief Executive Officer and Executive Vice President, General Counsel and Corporate Secretary, hereby certifies that:
     1. On July 9, 2001, in connection with the adoption of a shareholder rights plan (the “Rights Plan”) by the Corporation, the Board of Directors of the Corporation (the “Board of Directors”) (i) authorized, approved and adopted, pursuant to Section 33A of the Louisiana Business Corporation Law (the “LBCL”) and in accordance with Article IV, Section B of the Articles of Incorporation of the Corporation, as amended and restated, (the “Articles of Incorporation”), an amendment to Article IV of the Articles of Incorporation to add paragraph D to Article IV of the Articles of Incorporation to create a new series of preferred stock, no par value per share, of the Corporation, the “Series A Junior Participating Preferred Stock,” and to state the designation and number of shares and to fix the preferences, limitations and relative rights of the Preferred Stock, and (ii) authorized the delivery of Articles of Amendment to the Secretary of State of Louisiana for filing pursuant to Section 32B of the LBCL.
     2. No shares of Series A Junior Participating Preferred Stock have been issued by the Corporation.
     3. On December 9, 2010, in connection with the termination of the Rights Plan, the Board of Directors authorized, approved and adopted, pursuant to Section 33A of the LBCL, and in accordance with Article IV, Section B of the Articles of Incorporation, an amendment to Article IV of the Articles of Incorporation, to be effective as of January 1, 2011, to delete paragraph D to Article IV of the Articles of Incorporation and to eliminate the Series A Junior Participating Preferred Stock.
     4. Paragraph D of Article IV of the Articles of Incorporation is hereby amended by deleting Paragraph D in its entirety.
     5. Except as amended by these Articles of Amendment, the Articles of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer and Executive Vice President, General Counsel and Corporate Secretary have executed these Articles of Amendment on behalf of the Corporation this 13th day of December, 2010.

THE SHAW GROUP INC.
By:	/s/ J.M. Bernhard, Jr.
J.M. Bernhard, Jr.
President & Chief Executive Officer

By:	/s/ John Donofrio
John Donofrio
Executive Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGMENT
STATE OF LOUISIANA
PARISH OF EAST BATON ROUGE
     BEFORE ME, the undersigned authority, personally appeared J.M. Bernhard, Jr. and John Donofrio to me known to be the persons who signed the foregoing instrument as President and Chief Executive Officer and Executive Vice President, General Counsel and Corporate Secretary, respectively, of The Shaw Group Inc., and who, having been duly sworn, acknowledged and declared in the presence of the witnesses whose names are subscribed below, that they signed that instrument as their free act and deed for the purposes mentioned therein.
     IN WITNESS WHEREOF, the appearers and witnesses and I have signed below on this 13th day of December, 2010.
WITNESSES:

/s/ Grace N. Frantz	/s/ J.M. Bernhard, Jr.

Name: Grace N. Frantz	J.M. Bernhard, Jr.
President & Chief Executive Officer

/s/ Tanya Phillips	/s/ John Donofrio

Name: Tanya Phillips	John Donofrio
Executive Vice President, General
Counsel and Corporate Secretary

/s/ Regina N. Hamilton
Notary Public
Name: Regina N. Hamilton Bar Roll No.: 22791